Exhibit 23.1








          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005) and to the incorporation by reference therein of our report dated November 3, 2004, with respect to the consolidated financial statements and schedule of Ashland Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.


/s/ Ernst & Young


Cincinnati, Ohio
January 21, 2005